SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12


                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------

               (Name of Registrant as Specified in its Charter)
                            -----------------------

                             WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transactions:
    (5)  Total fee paid:
----------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid:
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TO ALL WILLAMETTE SHAREHOLDERS:

                  NATION'S LEADING INDEPENDENT PROXY ADVISORY
                    FIRMS RECOMMEND WILLAMETTE SHAREHOLDERS
                      VOTE FOR THE WEYERHAEUSER NOMINEES

Institutional Shareholder Services (ISS) and Proxy Monitor are widely recognized as the leading independent proxy advisory firms in the nation. Their recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

On May 22, 2001, ISS recommended that if Willamette shareholders want any transaction, they should vote the GOLD proxy card FOR the Weyerhaeuser nominees. In connection with its recommendation, ISS noted in its May 22, 2001 report that:

        "Metrics aside, it is Willamette's stonewalling that has kept Weyerhaeuser from improving its bid."

        "Weyerhaeuser, understandably, does not wish to keep bidding against itself, but has stated its willingness to raise its offer if Willamette will only negotiate . . . The issue in this proxy contest is thus not about the price on offer, it is about getting ANY price."

        "We believe management has made its position abundantly clear: it is simply not interested in selling. But in remaining unyielding towards negotiating with Weyerhaeuser, Willamette has shown a high degree of disregard for the wishes of its own shareholders, as expressed in their response to the tender offer."

        "In the face of the company's takeover defenses, we believe that shareholders desirous of obtaining any deal--be it with Weyerhaeuser or another party--have no other recourse than to elect the Weyerhaeuser nominees."

In its May 24, 2001 recommendation, Proxy Monitor said:

        "[T]he Willamette board appears to have lost sight of the fiduciary responsibility it owes to its shareholders and, for that reason, its credibility as well."*

                 IF THE WEYERHAEUSER NOMINEES ARE NOT ELECTED
                          WE WILL WITHDRAW OUR OFFER

If our slate is elected at the June 7th meeting and Willamette continues to refuse to negotiate, Weyerhaeuser intends to nominate a slate of directors for election at Willamette's 2002 Annual Meeting. HOWEVER, IF THE WEYERHAEUSER NOMINEES ARE NOT ELECTED ON JUNE 7TH, WE WILL WITHDRAW OUR OFFER, SINCE IT WILL TAKE AT LEAST TWO MORE YEARS, UNTIL THE 2003 ANNUAL MEETING, TO EFFECT A TRANSACTION NOT APPROVED BY THE CURRENT WILLAMETTE BOARD.

                         DON'T DELAY--VOTE GOLD TODAY

We believe you deserve a board of directors that will act to protect your interests. We are seeking your support for the election of our three nominees to Willamette's board at the Willamette Annual Meeting. Please vote FOR the election of the Weyerhaeuser nominees on your GOLD proxy card.

                          [Weyerhaeuser Company logo]

If you have any questions or require any assistance in executing or delivering your proxy or voting instructions, please call our proxy solicitor, INNISFREE
               M&A INCORPORATED, at 1-877-750-5838 (toll-free).

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 7, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

*PERMISSION TO USE QUOTATIONS NEITHER SOUGHT NOR OBTAINED.

                                                                  May 25, 2001